Exhibit 99.1

News Release

P.O. Box 110 — Route 5 — South Deerfield — MA — 01373-0110

FOR IMMEDIATE RELEASE

Contact: Bruce L. Hartman

(413) 665-8306, Ext. 4414

The Yankee Candle Company, Inc. Reports

Fiscal 2009 First Quarter Results

South Deerfield, MA – May 14, 2009 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (“Yankee Candle” or the “Company”) today announced financial results for the first quarter ended April 4, 2009. Yankee Holding Corp. is a holding company formed in connection with the Company’s Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is now the parent company of The Yankee Candle Company, Inc.

Total revenue for the first quarter was $125.7 million, a 10.8% decrease from the prior year first quarter. First quarter revenue for 2009 includes sales of $5.8 million compared to $4.6 million in the prior year related to the Company’s Illuminations business. As announced on January 20, 2009, the Company is discontinuing its Illuminations business. Excluding Illuminations sales in both periods, first quarter revenue decreased by $16.4 million or 12.0%. Both the retail and wholesale segments were negatively impacted by the unprecedented macroeconomic environment that continues to impact the Company, and other consumer-facing companies, in 2009. Sales in the Company’s Wholesale business decreased by 18.7% versus the prior year period, driven primarily by the loss of Linens ‘n Things (“LNT”) as a significant wholesale customer due to its 2008 bankruptcy, and the continuation of domestic retailers cautiously watching their open to buy inventory dollars. Retail comparable store sales including the Consumer Direct business and excluding Illuminations stores, decreased by 9.8% compared to the prior year quarter.

The Company incurred a net loss of $11.5 million for the first quarter of 2009 compared to a net loss of $7.9 million in the first quarter of 2008.

The Company also presents EBITDA (earnings/loss before interest, income taxes, depreciation and amortization) and Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt. EBITDA for the first quarter of 2009 was $12.9 million compared to $24.1 million for the prior year quarter. Adjusted

EBITDA for the first quarter of 2009 was $17.7 million, or 14.8% of sales, excluding Illuminations, compared to $26.6 million, or 19.5% of sales, excluding Illuminations, for the prior year quarter. Both EBITDA and Adjusted EBITDA exclude the $0.5 million loss primarily related to the first quarter 2009 liquidation sale of our Illuminations stores and a loss of $2.9 million during the prior year quarter. Reconciliations of first quarter results to EBITDA and Adjusted EBITDA, which are non-GAAP measures, are included at the end of this press release.

Craig Rydin, Chairman and Chief Executive Officer, commented, “As we anticipated, unprecedented macroeconomic conditions impacted the Company’s first quarter performance. The economy continued to pressure customer traffic and consumer spending behavior. Our wholesale customers continued to constrain their open-to-buy, as they reduced inventories. Additionally, we continue to have an unfavorable wholesale match-up due to the bankruptcy of Linens ‘n Things. While the cumulative effect of these conditions impacted our business as expected, we did exceed our internal adjusted EBITDA projections in the first quarter of 2009. Our proactive focus on supply chain productivity and SG&A expense reductions versus prior year and internal projections, resulted in a better than projected EBITDA performance.

Our cash used in operations improved from $39.0 million during the first quarter of 2008 to $34.8 million in the first quarter of 2009. Liquidity remains a key Company focus.”

First Quarter Highlights:

•

Retail sales were $70.4 million, a decrease of $2.5 million or 3.4% from the first quarter of fiscal 2008. Comparable sales in the 428 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores that have been open for more than one year decreased 8.9%, while the Consumer Direct business decreased by 15.4% over the prior year quarter.

•

Wholesale sales were $55.3 million in the first quarter, a decrease of $12.7 million or 18.7% from the prior year quarter. The decrease in wholesale sales was due primarily to the unprecedented macro economic environment resulting in a pullback in inventory levels by our wholesale customers and due to the decrease in revenue within the Home Specialty Channel, which was impacted by the absence of Linens ‘n Things in the first quarter of 2009 compared to the prior year quarter.

•

During the first quarter ended April 4, 2009, the Company improved its cash used in operations from $39.0 million in the first quarter of 2008 to $34.8 million during the first quarter of 2009. In accordance with the terms of the Company’s credit facility, the excess cash flow generated by the Company in 2008 resulted in an excess cash payment against our term debt in the amount of $31.7 million, which was made in mid April 2009. The Company had $110 million, less $1.5 million of outstanding letters of credit, available for additional borrowing as of the end of first quarter of 2009.

•

As part of the restructuring that was previously announced on January 20, 2009, the Company recorded a $2.4 million charge in the first quarter of 2009, mostly related to occupancy costs from lease terminations for 4 Illuminations stores, employee related severance costs, and other associated costs. The Company currently expects to complete all or substantially all of the activities associated with the restructuring plan by the second quarter of 2009. The Company currently expects the total charge related to the restructuring plan to be approximately $18.0 million to $22.0 million including amounts recorded in 2008. This range is the Company’s best current estimate and is subject to change. The Company has recorded $14.8 million as of April 4, 2009 in regards to this restructuring plan including amounts recorded in the fourth quarter of 2008.

Craig Rydin stated “While we do not provide specific guidance for future quarters, we continue to believe that the consumer will remain very cautious for the balance of 2009. Therefore, our strategy is to remain laser focused on brand stewardship, share of market gains, innovation, and serving our customers and consumers.

Concurrently, we are focused organization-wide on our efforts to reduce total system cost in both our supply chain and SG&A. Additionally, we remain focused on liquidity by maintaining lower inventory and capital expenditure levels. As we manage through this challenging economic environment, we continue to be optimistic that the strength of our brand, the advantages of our multi-channel model and vertically integrated supply chain, and the talent of our organization will position our Company to emerge from this recession with vitality.”

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2009 first quarter results. The dial-in number is (800) 860-2442, for International Calls the dial-in number is (412) 858-4600. When greeted by the operator, request the conference by stating the Company and the host’s last name (Yankee Candle/Rydin) or reference the conference title (Q1 2009 Yankee Candle Earnings Conference Call). This call is being webcast by MultiVu and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information ten minutes prior to the start of the conference.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee Candle has a 39-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of 18,109 store locations, a growing base of Company owned and operated retail stores (474 Yankee Candle Stores located in 43 states as of April 4, 2009), direct mail catalogs, its Internet websites (www.yankeecandle.com and www.aromanaturals.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of 3,167 store locations and distributors covering approximately 23 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2009, managements estimates of the cost of the restructuring plan and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of the ongoing economic situation and any continued deterioration in consumer confidence or spending; the impact of our Merger with affiliated investment funds of Madison Dearborn Partners, LLC on our financial and operating results;

the risk that the substantial indebtedness incurred in connection with the Merger, and the debt agreements entered into in connection therewith, might restrict our ability to operate our business and pursue certain business strategies; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on the price of our notes of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Annual Report on Form 10-K, or the Registration Statement on Form S-4 filed on March 30, 2007 (Registration No. 333-141699-05), each on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

(Unaudited)

	Thirteen Weeks Ended April 4, 2009				Thirteen Weeks Ended March 29, 2008
Sales:
Retail	$70,360	55.97%			$72,839	51.70%
Wholesale	55,348	44.03%			68,060	48.30%

Total sales	125,708	100.00%			140,899	100.00%

Cost of sales	56,306	44.79%			64,537	45.80%

Gross profit	69,402	55.21%			76,362	54.20%

Selling expenses:
Retail	40,146	57.06%	(A	)	41,138	56.48%	(A	)
Wholesale	8,333	15.06%	(B	)	8,376	12.31%	(B	)

Total selling expenses	48,479	38.56%			49,514	35.14%

General & administrative expenses	14,935	11.88%			14,414	10.23%
Restructuring charge	2,415	1.92%			1,475	1.05%

Income from operations	3,573	2.84%			10,959	7.78%
Interest income	(10)	-0.01%			(12)	-0.01%
Interest expense	21,716	17.27%			23,808	16.90%
Other expense (income)	1,439	1.14%			(101)	-0.07%

Loss before income taxes	(19,572)	-15.57%			(12,736)	-9.04%
Benefit from income taxes	(8,083)	-6.43%			(4,878)	-3.46%

Net loss	$(11,489)	-9.14%			$(7,858)	-5.58%

(A)	Retail selling expenses as a percentage of retail sales.
(B)	Wholesale selling expenses as a percentage of wholesale sales.

Yankee Holding Corp. And Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	April 4, 2009	January 3, 2009
ASSETS
Current Assets:
Cash	$20,617	$130,577
Accounts receivable, net	38,159	39,153
Inventory	68,445	63,035
Prepaid expenses and other current assets	20,520	10,184
Deferred tax assets	12,757	12,869

Total Current Assets	160,498	255,818
Property, Plant And Equipment, net	134,739	138,222
Marketable Securities	772	540
Deferred Financing Costs	23,145	24,170
Other Assets	950,277	953,819

Total Assets	$1,269,431	$1,372,569

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$23,550	$22,812
Accrued payroll	6,602	7,741
Accrued income taxes	—	4,931
Other accrued liabilities	45,292	66,424
Current portion of long-term debt	31,726	37,650

Total Current Liabilities	107,170	139,558
Deferred Compensation Obligation	825	740
Long-Term Debt	1,081,399	1,145,475
Deferred Rent	10,625	10,810
Deferred Tax Liabilities	78,403	75,905
Other Long-Term Liabilities	2,921	2,902
Stockholders’ Deficit	(11,912)	(2,821)

Total Liabilities And Stockholders’ Deficit	$1,269,431	$1,372,569

Yankee Holding Corp.

April 4, 2009 Earnings Release

Supplemental Data

	Quarter	Year to Date	Total
YCC Retail Stores	10	10	474
Wholesale Customer Locations—North America	(1,580)	(1,580)	18,109
Wholesale Customer Locations—Europe	173	173	3,167
Square Footage—Gross	8,010	8,010	959,091
Square Footage—Selling	6,370	6,370	743,153
YCC Retail Comp Store Sales Change %	-9%	-9%
YCC Retail Comp Store Count	428	—	428
Total Comp Stores & Consumer Direct Sales Change %	-10%	-10%
Sales per Square Foot (1)		$407
Store Count		429
Average store square footage, gross (2)		1,634
Average store square footage, selling (2)		1,254
Gross Profit (3)
Retail $	$44,147	$44,147
Retail %	62.7%	62.7%
Wholesale $	$25,256	$25,256
Wholesale %	45.6%	45.6%
Segment Profit (3)
Retail $	$4,000	$4,000
Retail %	5.7%	5.7%
Wholesale $	$16,923	$16,923
Wholesale %	30.6%	30.6%
Depreciation & Amortization (3)	$11,351	$11,351
Inventory per Store, excluding Illuminations		$30,259
Inventory Turns		3.16 (4)
Capital Expenditures (3)	$3,658	$3,658

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships and Illuminations.
(2)	Excludes S. Deerfield and Williamsburg, VA Flagship stores. Includes Illuminations stores.
(3)	Dollars in thousands.
(4)	Based on a 13 month average inventory divided by 12 month rolling COGS.

Reconciliation of EBITDA and Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “EBITDA” and “Adjusted EBITDA”, both of which are non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude non-recurring or non-cash items and any other similar charges deemed appropriate by the Company. For the quarter ended April 4, 2009, these include the restructuring charges, the unrealized loss on derivative agreements, realized losses (gains) on foreign currency, MDP advisory fees, the impact of purchase accounting adjustments related to the Merger, and non-cash equity compensation expense. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. Following the Merger, we believe the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business. We believe EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management now evaluates our business following the Merger, and because these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

EBITDA and Adjusted EBITDA are calculated as follows:

	Thirteen weeks ended April 4, 2009	Thirteen weeks ended March 29, 2008
Net loss	$(11,489)	$(7,858)
Income tax benefit	(8,083)	(4,878)

Pre-tax loss	(19,572)	(12,736)
Illuminations losses	503	2,940

Net Pre-tax Losses excluding Illuminations	(19,069)	(9,796)
Interest expense, net— excluding amortization of deferred financing fees	20,583	22,667

Amortization of deferred financing fees	1,123	1,129
Depreciation	6,822	6,756
Amortization	3,406	3,376

EBITDA	12,865	24,132
Equity-based compensation (a)	202	227
MDP advisory fees	375	375
Purchase accounting (b)	408	459
Restructuring (c)	2,415	1,475
Unrealized gain on derivative agreement	(26)	—
Realized losses (gains) on Foreign Currency (d)	1,471	(51)

Adjusted EBITDA	$17,710	$26,617

(a)	Non-cash charges related to equity-based compensation.
(b)	Represents purchase accounting adjustments as a result of the Merger in 2007.
(c)	Includes restructuring activities mostly related to the closing of Illuminations corporate headquarters in Petaluma, CA (2008) and the closing of 4 Illuminations stores and corporate support (2009).
(d)	Represents transaction (gains) / losses on settlements of our intercompany receivable with our foreign subsidiary and transaction (gains) / losses from foreign vendors and customers.